Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-165162, 333-158218, 333-140921, and 333-140744 on Form S-3, 333-136911 on Form S-4, and 333-168540, 333-150312, 333-150311, 333-140912, 333-71990, 333-71992, 333-81134, 333-127890, and 333-127889 on Form S-8 of Integrys Energy Group, Inc. of our report dated February 7, 2011, relating to the financial statements of American Transmission Company LLC, appearing in this Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 23, 2011